Exhibit 99.1

The Middleby Corporation Enters Agreement to Acquire Business

of MP Equipment Company

ELGIN, IL.--(BUSINESS WIRE) -- June 14, 2007 -- The Middleby Corporation (NASDAQ:MIDD) today announced it has entered into an agreement to acquire the assets of MP Equipment Company. The acquisition is expected to close on July 2, 2007. MP Equipment manufactures and distributes a variety of equipment for the food processing industry including breading, battering, mixing, forming, and slicing equipment. This business, located in Suwanee, Georgia, had annual revenues in excess of $20 million in 2006. This acquisition expands Middleby’s platform in food processing equipment and compliments the current lineup of cooking, chilling and packaging products under the Alkar and Rapidpak brands.

“MP Equipment has realized significant growth over the past few years due to its introduction of innovative products and strong sales organization,” commented Chairman and Chief Executive Officer, Selim A. Bassoul. “The addition of MP Equipment to our current food processing companies allows Middleby to offer a more complete lineup of complimentary equipment to our customers and will strengthen our presence in the poultry and seafood processing sectors.” Mr. Bassoul continued, “MP Equipment has an exciting pipeline of new products and a capable management team that will continue to lead the growth strategy at this division. This growth strategy at MP Equipment will be enhanced by the engineering and manufacturing capabilities of Middleby.”

Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands include Blodgett®, Blodgett Combi®, Blodgett Range®, CTX®, Houno®, Jade®, MagiKitch'n®, Middleby Marshall®, Pitco Frialator®, Southbend®, Nu-Vu®, Alkar®, RapidPak® and Toastmaster®. Middleby's international subsidiary, Middleby Worldwide, is a leading exporter and distributor of foodservice and the Middleby Philippines Corporation, is a leading supplier of specialty equipment in the Asian markets. The Middleby Corporation was recognized by Business Week as one of the Top 100 Hot Growth Companies of 2007, by Crain’s Chicago Business as one of the Fastest 50 Growth Companies in 2007, and by Forbes as one of the Best Small Companies in 2006.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

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Contact:	Darcy Bretz, Investor and Public Relations, (847) 429-7756
Tim Fitzgerald, Chief Financial Officer, (847) 429-7744